UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 9, 2008
Date of Report (Date of earliest event reported)

TERRACE VENTURES INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-50569	91-2147101
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

810 Peace Portal Drive, Suite 202,
Blaine, WA	98230
(Address of principal executive offices)	(Zip Code)

(360) 220-5218
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 9, 2009, Terrace Ventures Inc. (the “Company”) entered into an interim agreement (the “Interim Agreement”) with Pyro Pharmaceuticals, Inc. (“Pyro”), a privately held Delaware corporation engaged in the business of developing therapeutics against multi-drug resistant infectious microorganisms. Pyro currently holds two patents, under United States patent numbers 6,852,485 and 6,955,890, in connection with its business. Pyro has also filed 10 patent applications with the United States Patent and Trademark Office. These patent applications are at various stages of review within the United States Patent and Trademark Office.

Under the terms of the Interim Agreement, the Company and Pyro have agreed to complete a business combination of the two companies such that following completion of the business combination the shareholders of Pyro, immediately prior to the business combination, will own 60% of the issued and outstanding shares of the Company and the shareholders of Company, immediately prior to the business combination and after giving effect to a proposed $2.5 million private placement referred to below, will hold 40% of the Company. In addition, the Company agreed to pay the reasonable legal and accounting costs of Pyro in connection with the preparation and closing of a definitive agreement. Upon execution of the Interim Agreement, the Company advanced an initial $10,000 to Pyro for the above noted legal and accounting costs.

The closing of the business combination is subject to a number of conditions, including, among other conditions: (i) the Company completing a private placement of 25,000,000 units for total proceeds of $2,500,000; (ii) delivery of all financial statements of Pyro required under applicable securities rules; (iii) each party satisfactorily completing its due diligence review of Pyro; and (iv) the approval of the shareholders of Pyro. Under the terms of the Interim Agreement, the parties are required to enter into a formal agreement no later than October 31, 2008. There is no assurance that the proposed transaction will be completed as planned or at all.

About Pyro Pharmaceuticals, Inc.

Pyro's current operations consist exclusively of the development of its intellectual property and prosecution of its patent applications on file with the USPTO. Pyro has not commenced revenue producing operations nor has it completed the development of its initial therapeutic device or process. Pyro currently has limited operations and nominal assets.

Pyro Pharmaceuticals is in the business of developing therapeutics for use against multi-drug resistant infectious microorganisms. Pyro's focus is on diseases caused by bacteria, yeast, fungi, and amitochondrial protists in which antibiotic resistance has become a significant factor in the treatment of the disease, and where alternative therapies are needed due to the inadequacies of current treatments.

Pyro believes that the inhibition of unique targets within an essential metabolic pathway renders pathogenic microorganisms, non viable and/or non infective (pathogenic). Furthermore, these targets are found only in pathogenic microorganisms and not in mammals. Thus, inhibitors of the pathway that act on a specific gene or enzyme (the unique target), become a selective therapeutic agent against these pathogenic microorganisms. The identification of these metabolic pathways, the specific target in the pathway, and the development of pathway inhibitors (antibiotics) against these targets is the business proposition of Pyro.

These inhibitors represent a new and novel approach to develop antibiotics that can kill certain pathogenic microorganisms, especially those resistant to current antibiotics. This novel class of antibiotics is different from conventional antibiotics because it is not based on the inhibiting of DNA, RNA, protein, or cell wall synthesis. This novel class is based on the disruption of a metabolic step that is required for the viability and/or infectivity of the pathogenic organism. These proposed new antibiotics will improve the morality and morbidity caused by a wide variety of pathogenic microorganisms, especially those that have exhibited multiple drug resistance.

The foregoing is a brief summary of the terms of the Interim Agreement and is qualified by reference to the Interim Agreement attached as Exhibit 10.1 to this current report on Form 8-K.

ITEM 7.01	REGULATION FD DISCLOSURE

The Company announced that on July 15, 2008, its Board of Directors have approved two concurrent private placements as follows:

U.S. PRIVATE PLACEMENT

The Company’s Board of Directors have approved a private placement offering of up to 12,500,000 units (the “Units”) at a price of $0.10 US per Unit, with each Unit consisting of one share of the Company’s common stock and one share purchase warrant. Each whole warrant entitles the holder to purchase an additional share of common stock exercisable for a period of 12 months at a price of $0.15 US per share.

The offering will be made in the United States to persons who are accredited investors as defined in Regulation D of the Securities Act of 1933.

FOREIGN PRIVATE PLACEMENT

The Company’s Board of Directors have also approved a concurrent private placement offering of up to 12,500,000 Units to persons who are not “U.S. Persons”as defined in Regulation S of the Securities Act of 1933. The Units will be identical to those to be offered under the U.S. Private Placement as described above.

The proceeds of the U.S. Private Placement and the Foreign Private Placement offerings will be used to meet the closing conditions of the proposed business combination between the Company and Pyro.

There is no assurance that the U.S. Private Placement or the Foreign Private Placement offerings or any part of them will be completed.

The above does not constitute an offer to sell or a solicitation of an offer to buy any of the Company’s securities in the United States. The securities have not been registered under the United States Securities Act of 1933, as amended and may not be offered or sold within the United States or to U.S. persons unless an exemption from such registration is available.

Item 9.01	Financial Statements And Exhibits.

(d)	Exhibits

Exhibit Number	Description of Exhibit

10.1	Interim Agreement dated July 9, 2008 between Terrace Ventures Inc. and Pyro Pharmaceuticals, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRACE VENTURES INC.
Date: July 15, 2008
	By:	/s/ Howard Thomson
HOWARD THOMSON
President and Chief Executive Officer